Exhibit 99.1

FDA Grants Additional Fast Track Designation for OGX-011
in Combination with First Line Chemotherapy

BOTHELL, WA, and VANCOUVER –October 6, 2009 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today that OGX-011, also known as custirsen sodium, received an additional Fast Track Designation from the U.S. Food & Drug Administration (FDA) for progressive metastatic prostate cancer in combination with first-line docetaxel treatment. OncoGenex had previously received Fast Track Designation for second-line docetaxel treatment with OGX-011 in combination with docetaxel for treatment of progressive metastatic prostate cancer following docetaxel.

Fast Track Designation is granted to products that may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life-threatening disease. Based on this designation, the FDA will take actions as appropriate to expedite the development and review of OGX-011 for approval. These actions include scheduled meetings to obtain FDA input into development plans, and the option of submitting a New Drug Application in sections rather than all components simultaneously.

“An expansion of the current Fast Track Designation to include OGX-011 in combination with first-line docetaxel treatment, in addition to second-line docetaxel treatment of patients with progressive metastatic prostate cancer, is consistent with our current development plans in prostate cancer,” said Scott Cormack, Chief Executive Officer of OncoGenex Pharmaceuticals. “We intend to execute Phase 3 clinical trial protocols, which now have completed Special Protocol Assessments (SPA’s) for first-line and second-line chemotherapy treatment, and these Fast Track Designations along with the SPA’s should help us move expeditiously toward commercialization of OGX-011 in prostate cancer.”

The request for Fast Track designation was based on data from the randomized, Phase 2 study (Study OGX-011-03) that suggested OGX-011 in combination with first-line docetaxel treatment may improve survival in patients with castrate resistant prostate cancer (CRPC). The median overall survival in patients with CRPC who were treated with OGX-011 plus first-line docetaxel was 23.8 months (95% Confidence Interval (CI) from 16.2 to infinity) compared to 16.9 months (95% CI from 12.8 to 25.8) for patients treated with docetaxel alone with a hazard ratio of 0.61 (95% CI from 0.36 to 1.02).

About OncoGenex Pharmaceuticals

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate that has completed five Phase 2 clinical trials in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed the Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.

OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to effectively target and inhibit production of specific proteins in tumor cells. OncoGenex and Isis partnered in the successful discovery of OGX-011, OGX-427 and OGX-225 and with respect to OGX-011, in its initial development. In 2008, OncoGenex and Isis amended their OGX-011 agreement to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development and related costs and partnering decisions, subject to financial obligations to Isis. OncoGenex is also solely responsible for development and related costs and partnering decisions regarding OGX-427 and OGX-225. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by The University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.

More information about OncoGenex is available at www.oncogenex.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning Fast Track Designation for OGX-011 and anticipated clinical and other product development activities and timing of these activities. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expeditious review attributed to Fast Track Designation, moving expeditiously towards commercialization, the timing of clinical trials and development efforts and the results of clinical and pre-clinical studies are all forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others: the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2008. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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OncoGenex Contact:
Scott Cormack
President & CEO
(604) 736-3678
scormack@oncogenex.com

Media and Investor Contact:
Jason Spark
Porter Novelli Life Sciences
(619) 849-6005
jspark@pnlifesciences.com